EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-13801) of Century Casinos, Inc. of our report dated March 1, 2004, included in this Annual Report on form 10-K for the year ended December 31, 2003 with respect to the financial statements of Century Casinos Africa (Proprietary) Limited.

/s/ PricewaterhouseCoopers, Inc
Cape Town, South Africa
April 4, 2005